Exhibit 1 de

Oi S.A. – IN JUDICIAL REORGANIZATION

CNPJ/MF 76.535.764/0001-43

NIRE 33.30029520-8

Pubicly-Held Company

MINUTE OF THE 246th MEETING OF THE BOARD OF DIRECTORS HELD ON JANUARY 30, 2020.

I.        DATE, TIME AND PLACE OF THE MEETING: On January 30 (thirty), 2020, at 8pm, in accordance with paragraph 1 of Article 29 of the Company’s Bylaws.

II.        CALL NOTICE: Made by individual messages sent to the Board Directors.

III.    QUORUM AND ATTENDANCE: All members of the Board of Directors were present at the meeting, whose signatures are found below, as well as Mr. Rodrigo Modesto de Abreu, Mr. Antonio Reinaldo Rabelo Filho, Mr. Bernardo Winik, Camille Loyo Faria, Mr. Jose Claudio Moreira Goncalves e Mrs. Daniella Geszikter Ventura, all as representatives of the Company. Mr. José Augusto da Gama Figueira, as consultant, also attended the meeting. The meeting was held in accordance with item “c.1” of court decision No. 226, dated May 03, 2019, of the National Telecommunications Agency (Agência Nacional de Telecomunicações, or “Anatel”), in the presence of Mr. Jorge Ernesto Sanchez Ruiz and Mr. Moisés Golçalves, representatives of Anatel.

IV.     BOARD: Chairman of the Meeting: Mr. Eleazar de Carvalho Filho; Secretary of the Meeting: Mrs. Luciene Sherique Antaki.

V.        AGENDA: (1) Change in the Company’s Statutory Board.

VI.     RESOLUTIONS: Regarding the single item on the Agenda and in accordance with the provisions of item 2 of the minute of the meeting of the Board of Directors held on December 10, 2019, it was agreed the receipt, on this date, of the Term of Resignation of Mr. Eurico de Jesus Teles Neto in the position of Chief Executive Officer of the Company, in compliance with the Terms for Adjustment and Model of Transition for the Executive Board (“Terms”) ratified by the 7th Corporate Court of the Judiciary District of the Capital of the State of Rio de Janeiro (“Judicial Reorganization Court”). The Board members expressed special thanks to Mr. Eurico Teles for his full dedication to Oi for almost 40 years during which he integrated his teammembers and, especially, during his term of office as Chief Executive Officer, recognizing the contributions and significant results achieved by Oi in its ongoing judicial reorganization process. The Board wishes Mr. Eurico Teles all the success in his future professional challenges. Immediately thereafter, under the terms of the formal notice given to the Public Prosecutor Office of the State of Rio de

Oi S.A. – In Judicial Reorganization

Minute of the 246th Meeting of the Board of Directors

Held on January 30, 2020

Janeiro and the Judicial Reorganization Court, in accordance with the Terms, the Board members unanimously decided to elect, among the members of the Executive Board, Mr. RODRIGO MODESTO DE ABREU, Brazilian, married, engineer, with identity card No. 12.754-381, issued by SSP-SP, registered with the Individual Taxpayers Registry (CPF/MF) under No. 116.437.828-78, resident and domiciled in the city and state of Rio de Janeiro with a business address at Rua Humberto de Campos nº 425, 8th floor, Leblon, ZIP CODE 22430-190, as Chief Executive Officer of the Company for a term of office of 2 (two) years, in accordance with paragraph 2 of Article 34 of the Company's Bylaws. The Director thereby elected declares, under the penalties of the law, that he is not involved in any of the crimes provided for by law which would prevent him from exercising the position for which he has been appointed, and makes such declaration referred to in paragraph 4 of article 147 of the Law 6,404/76, entering into effect after this meeting. As a result of this election, Mr. Rodrigo Modesto de Abreu resigns, as of this meeting, from the position of Officer, without specific designation, for which he was elected on September 20, 2019, which will remain vacant until a further resolution by the Board of Directors.  It was also stated that  the present members of the People, Appointments and Corporate Governance Committee (“CGNG”) (i) recommended the nomination hereby approved and (ii) ratified the compensation of Mr. Rodrigo Modesto de Abreu in the new position on the same basis as his former compensation, as deliberated and approved in the minutes of the meeting of the Board of Directors held on September 20, 2019.

VII.   CLOSING: With nothing further to discuss, the Chairman of the Meeting ended the Meeting, and this minute was drafted, read, approved and signed by the present members of the Board of Directors and by the Secretary of the Meeting. Signed by Mr. Eleazar de Carvalho Filho (Chairman of the meeting), Mr. Marcos Grodetzky (Vice-President), Mr. José Mauro M. Carneiro da Cunha, Mr. Marcos Bastos Rocha, Mrs. Maria Helena dos Santos F. Santana,Mr. Paulino do Rego Barros Jr., Mr. Henrique José Fernandes Luz, Mr. Roger Solé Rafols and Mr. Wallim C. de Vasconcellos Junior.

This minute is a faithful copy of the original, which was recorded in the proper book.

Rio de Janeiro, January 30, 2020.

Luciene Sherique Antaki

Secretary of the Meeting

Oi S.A. – In Judicial Reorganization

Minute of the 246th Meeting of the Board of Directors

Held on January 30, 2020